Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 20, 2026

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2026

Andover, Mass., October 20, 2026 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2026. These results will be discussed at 8:00 a.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Product and royalty revenues for the third quarter ended September 30, 2026 totaled $197.1 million, a 37.5% sequential increase from $143.4 million in the second quarter of 2026, and increased 78.5% from $110.4 million for the corresponding period a year ago.

Gross margin increased sequentially to $134.7 million for the third quarter of 2026, compared to $83.1 million for the second quarter of 2026, and increased from $63.5 million for the corresponding period a year ago. Gross margin, as a percentage of revenue, increased to 68.3% for the third quarter of 2026, compared to 58.0% for the second quarter of 2026, and increased from 57.5% for the corresponding period a year ago. Operating expenses, including contingency fees to law firms enforcing Vicor IP, increased sequentially to $62.5 million for the third quarter of 2026, compared to $48.2 million for the second quarter of 2026, and increased from $42.6 million for the corresponding period a year ago.

Net income for the third quarter was $63.3 million, or $1.33 per diluted share, compared to net income of $49.8 million, or $1.04 per diluted share, for the second quarter of 2026 and net income of $28.3 million or $0.63 per diluted share, for the corresponding period a year ago.

Cash flow from operations totaled $69.7 million for the third quarter, compared to cash flow from operations of $34.0 million in the second quarter of 2026, and cash flow from operations of $38.5 million for the corresponding period a year ago. Capital expenditures for the third quarter totaled $16.1 million, compared to $11.2 million for the second quarter of 2026 and $4.0 million for the corresponding period a year ago. Cash and cash equivalents as of September 30, 2026 increased 13.1% sequentially to approximately $513.1 million compared to approximately $453.6 million as of June 30, 2026.

Backlog for the third quarter ended September 30, 2026 totaled $406 million, a 7% sequential increase from $380 million at the end of the second quarter of 2026, and increased 166% from $153 million for the corresponding period a year ago.

Commenting on recent developments, CEO Dr. Patrizio Vinciarelli stated: “With the purchase of two additional sites within 30 miles of ChiP Fab-1 in Andover, we will be able to provide a nearly 5X increase in capacity from 3 Fabs, relative to Fab-1. Capacity expansion is necessary in view of demand and industry trends.

Open Compute confirmed the challenges of VRs and IVRs. In addition to infringing patents to 1st GEN VPD, VRs and IVRs face electrical, mechanical and thermal barriers to escalating AI processor requirements. In private presentations and lab sessions with OEMs and Hyperscalers, we demonstrated the distinct advantages of Vicor’s 2nd GEN VPD. Participants paid attention, providing positive feedback and interest in engaging. The stage is set for broader adoption of high performance ALL-FPA current multiplier modules which enable 2nd GEN VPD.

On the licensing front, we granted our first VPD license to an AI OEM at Stage-2 unit royalty rates. Unlicensed OEMs and Hyperscalers may not have realized the implications of importing, or planning to import, computing systems infringing Vicor patents to VPD. The ITC decision to institute an investigation into VPD infringement is catching their attention, prompting inquiries about licenses at royalty rates that strongly favor early adopters.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 20, 2026 at 8:00 a.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 8:00 a.m. on October 20, 2026. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2025, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor designs, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Vicor licenses its patents to OEMs and hyper-scalers needing supply chain assurance, flexibility and scalability. Headquartered in Andover, Massachusetts, Vicor modules and power system technology are used in high performance computing, industrial, transportation, aerospace and defense.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		NINE MONTHS ENDED (Unaudited)
	SEPT 30, 2026	SEPT 30, 2025	SEPT 30, 2026	SEPT 30, 2025
Product revenue	$130,501	$88,698	$341,431	$257,597
Royalty revenue	66,613	21,725	112,004	42,840

Total net revenues	197,114	110,423	453,435	300,437
Patent litigation settlement	—	—	—	45,000

Total net revenues and patent litigation settlement	197,114	110,423	453,435	345,437
Cost of product revenues	62,434	46,910	173,269	145,431

Gross margin	134,680	63,513	280,166	200,006
Operating expenses:
Selling, general and administrative	38,563	22,747	89,356	75,836
Research and development	23,969	19,859	66,900	58,027

Total operating expenses	62,532	42,606	156,256	133,863

Income from operations	72,148	20,907	123,910	66,143
Other income (expense), net	6,585	2,407	14,149	9,198

Income before income taxes	78,733	23,314	138,059	75,341
Less: Provision (benefit) for income taxes	15,401	(4,988)	4,265	3,278

Consolidated net income	63,332	28,302	133,794	72,063
Less: Net income attributable to noncontrolling interest	11	10	37	40

Net income attributable to Vicor Corporation	$63,321	$28,292	$133,757	$72,023

Net income per share attributable to Vicor Corporation:
Basic	$1.37	$0.63	$2.92	$1.60
Diluted	$1.33	$0.63	$2.81	$1.59
Shares outstanding:
Basic	46,129	44,734	45,845	44,986
Diluted	47,609	44,930	47,524	45,167

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2026 (Unaudited)	DEC 31, 2025 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$513,137	$402,805
Accounts receivable, net	122,488	60,716
Inventories	110,922	91,340
Other current assets	13,594	32,502

Total current assets	760,141	587,363
Long-term deferred tax assets	23,439	27,463
Long-term investment, net	—	2,462
Property, plant and equipment, net	177,987	147,690
Other assets	20,053	20,853

Total assets	$981,620	$785,831

Liabilities and Equity
Current liabilities:
Accounts payable	$24,334	$12,290
Accrued compensation and benefits	14,047	12,031
Accrued expenses	22,223	3,691
Accrued litigation	—	28,275
Sales allowances	3,512	3,136
Short-term lease liabilities	1,733	1,568
Income taxes payable	208	904
Short-term deferred revenue and customer prepayments	418	3,426

Total current liabilities	66,475	65,321
Long-term income taxes payable	3,143	3,086
Long-term lease liabilities	5,427	5,608

Total liabilities	75,045	74,015
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	518,247	462,805
Retained earnings	555,116	421,359
Accumulated other comprehensive loss	(1,174)	(1,672)
Treasury stock	(165,909)	(170,935)

Total Vicor Corporation stockholders’ equity	906,280	711,557
Noncontrolling interest	295	259

Total equity	906,575	711,816

Total liabilities and equity	$981,620	$785,831